FieldPoint Petroleum Announces Amendment To Loan And Forbearance Agreement

January 8, 2018

AUSTIN, Texas, Jan. 8, 2018 /PRNewswire/ -- FieldPoint Petroleum Corporation (OTC:FPPP) today announced a seventh Amendment to its Loan Agreement with Citibank, which includes a first amendment to the Forbearance Agreement. The terms and conditions of the Forbearance Agreement may be seen in a Form 8-K filed today with the Securities and Exchange Commission.

Phillip Roberson, President and CFO of FieldPoint, stated, "Again, we express our appreciation for the cooperation of CitiBank, as we have been able to pay down debt with a minimal effect on cash flow and collateral. We are finally seeing some stability in energy prices and continue to evaluate opportunities for future growth."

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production is included in the company's periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Phillip Roberson, President/CFO (512) 579-3563 or proberson@fppcorp.com

  Or Roger Bryant, Executive Chairman (214) 215-9130

  Corporate Headquarters:  609 Castle Ridge Rd, Ste 335, Austin, TX 78746